Exhibit 99.2

SUNSHINE MEDIA GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

SUNSHINE MEDIA GROUP, INC.

INDEX TO REPORT

DECEMBER 31, 2015

PAGE
INDEPENDENT AUDITOR’S REPORT	1-2

CONSOLIDATED BALANCE SHEET	3-4

CONSOLIDATED STATEMENT OF OPERATIONS	5

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT	6

CONSOLIDATED STATEMENT OF CASH FLOWS	7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	8-15

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Stockholders

Sunshine Media Group, Inc.

Chattanooga, Tennessee

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Sunshine Media Group, Inc., which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statement of operations, stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunshine Media Group, Inc. as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Chattanooga, Tennessee

April 11, 2016

SUNSHINE MEDIA GROUP, INC.

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2015

ASSETS
CURRENT ASSETS
Cash	$397,056
Accounts receivable, net of allowance for doubtful accounts of $85,499	2,563,777
Unbilled revenue	130,921
Prepaid expenses	74,645

Total current assets	3,166,399

LONG-TERM ASSETS
Plant and equipment, net	879,227
Intangible assets, net	434,738

Total long-term assets	1,313,965

TOTAL ASSETS	$4,480,364

The accompanying notes are an integral part of the financial statements.

SUNSHINE MEDIA GROUP, INC.

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2015

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Notes payable	$27,648,000
Line of credit	1,328,000
Current portion of capital lease	56,412
Accounts payable	796,855
Accrued expenses	1,726,478
Accrued interest to related party	5,432,465
Customer deposits	144,881
Deferred revenue	19,393

Total current liabilities	37,152,484

LONG-TERM LIABILITIES
Capital lease	22,744

Total long-term liabilities	22,744

STOCKHOLDERS’ DEFICIT
Common stock, $.001 par value; 3,000 shares authorized, 1,868 shares issued and outstanding	2
Preferred stock, $.001 par value; 20,000 shares authorized, 15,270 shares issued and outstanding	15
Additional paid-in capital	14,371,640
Accumulated deficit	(47,066,521)

Total stockholders’ deficit	(32,694,864)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$4,480,364

The accompanying notes are an integral part of the financial statements.

SUNSHINE MEDIA GROUP, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2015

NET SALES	$16,335,552
COST OF SALES	9,190,779

Gross profit	7,144,773

OPERATING EXPENSES
Sales and marketing	3,182,147
Depreciation and amortization	550,474
General and administrative	2,994,760

Total operating expenses	6,727,381

INCOME FROM OPERATIONS	417,392

OTHER INCOME (EXPENSE)
Interest expense	(1,704,605)
Other income	349,906

Total other income (expense)	(1,354,699)

NET LOSS	$(937,307)

The accompanying notes are an integral part of the financial statements.

SUNSHINE MEDIA GROUP, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2015

	Common Shares	Amount	Preferred Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total
BALANCE AT DECEMBER 31, 2014	1,868	$2	15,270	$15	$14,371,640	$(46,129,214)	$(31,757,557)
Net loss	—	—	—	—	—	(937,307)	(937,307)

BALANCE AT DECEMBER 31, 2015	1,868	$2	15,270	$15	$14,371,640	$(47,066,521)	$(32,694,864)

The accompanying notes are an integral part of the financial statements.

SUNSHINE MEDIA GROUP, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(937,307)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	550,474
Non-cash interest expense	1,169,106
(Increase) decrease in operating assets:
Accounts receivable	(453,414)
Unbilled revenue	(58,039)
Prepaid expense	4,382
Increase (decrease) in operating liabilities:
Accounts payable	(151,471)
Accrued expenses	(95,464)
Customer deposits	61,823
Deferred revenue	5,991

Net cash from operating activities	96,081

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of plant and equipment	(423,973)

Net cash from investing activities	(423,973)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payment on capital lease	(53,464)
Net change in revolving line of credit	(272,000)

Net cash from financing activities	(325,464)

CHANGE IN CASH	(653,356)
Cash - beginning of year	1,050,412

Cash - end of year	$397,056

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$535,499

The accompanying notes are an integral part of the financial statements.

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

Sunshine Media Group, Inc. (the “Company”), incorporated on December 20, 2000, is a fully integrated publisher of regionally focused specialty trade magazines headquartered in Chattanooga, Tennessee. The Company publishes magazines across six different titles; Builder Architect ™, M.D. News ™, Commercial Builder Architect ™, Doctor of Dentistry ™, Restaurant Forum ™ and Real Estate Executive ™. The Company has publisher relationships (independent contractors) throughout the United States and pays commissions based on advertising and reprint sales.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Sunshine Media, Inc., Sunshine Media Printing, Inc., Sunshine Media Advertising, Inc., SMTN, Inc., Sunshine Custom Publishing, Inc., and True North Custom Publishing, LLC. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s carrying amount for its financial instruments, which include cash, accounts receivable, and accounts payable and long-term debt, approximate fair value.

Contingent Risk Regarding Cash Balances

From time to time, the Company has on deposit, in institutions whose accounts are insured by the Federal Deposit Insurance Corporation (FDIC), funds that total in excess of the insured maximum. The at-risk amount is subject to significant fluctuations on a daily basis throughout the year. The Company does not believe it is exposed to any significant risk on cash and cash equivalents.

(Continued)

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a periodic basis. Interest is not normally charged on receivables. A valuation allowance is provided for known and anticipated credit losses, as determined by management in the course of regularly evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition and credit history, as well as current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Plant and Equipment

Plant and equipment are recorded at cost less accumulated depreciation. Major additions and betterments are capitalized; maintenance and repairs are expensed as incurred. When plant and equipment are disposed of, the cost and related accumulated depreciation or amortization is removed from the respective amount, and resulting gains or losses are reflected in earnings. Depreciation and amortization are computed on the straight-line method. Leasehold improvements are depreciated over the lesser of the life of the lease or the estimated useful life of the asset. Plant and equipment are reviewed for impairment when events indicate the carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Intangible Assets

Intangible assets are amortized over their estimated useful life.

Revenue Recognition

Revenue from advertising and reprint sales is recognized upon distribution of the related magazines and reprints. Amounts received in advance of distribution are deferred as a customer deposit liability and are recognized as revenue upon distribution of the related magazines and reprints, generally within one to three months of receipt.

Revenues from publication contracts are recognized based on the established stages of completion.

Contract costs include direct job costs related to contract performance, such as mail prep costs, postage and custom photography. Direct labor payroll costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

(Continued)

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

The asset “unbilled revenue” represents work performed on contracts not yet earned. The liability “deferred revenue” represents billings in excess of revenues earned.

The direct costs associated with print expenses are treated as a cost reimbursement and are recognized as revenue when incurred. Print costs incurred in excess of print billings are recorded as a receivable. Print billings in excess of print costs incurred are deferred as a liability.

Shipping and Handling Costs

The Company accounts for shipping and handling costs billed to customers as sales and totaled $550,509 for the year ended December 31, 2015. Costs associated with shipping and handlings are included in cost of sales in the consolidated statement of operations and totaled $490,546 for the year ended December 31, 2015.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs for the year ended December 31, 2015 were $50,334.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for taxable temporary differences and operating loss and tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company follows the guidance of FASB ASC Topic 740, Income Taxes. Using this guidance, tax positions initially need to be recognized in the financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities. Such tax positions initially and subsequently need to be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. The Company’s evaluation was performed for the tax years ended December 31, 2012 through December 31, 2015, for both the United States Federal Income Tax and various states. These are the years which remain subject to examination by major tax jurisdictions as of December 31, 2015.

(Continued)

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

NOTE 2 – PLANT AND EQUIPMENT

Plant and equipment consist of the following as of December 31:

Leasehold improvements	$313,342
Equipment	3,960,361
Furniture and fixtures	575,153
Software development costs	1,490,014

6,338,870
Accumulated depreciation	(5,459,643)

Total property and equipment	$879,227

Depreciation expense for the year ended December 31, 2015, was $290,247.

NOTE 3 – INTANGIBLES

Intangibles consist of the following as of December 31:

	Original Cost	Accumulated Amortization	Net
Customer relationships	$123,000	$(75,062)	$47,938
Trademarks	967,000	(580,200)	386,800

Total	$1,090,000	$(655,262)	$434,738

The Company’s intangible assets are amortized on a straight-line basis over the amortization periods as follows:

Amortization Period (Years)
Customer relationships	5
Trademarks	5

Amortization expense related to intangible assets totaled $ 260,227 for the year ended December 31, 2015.

Future amortization of intangible assets is as follows:

2016	$218,000
2017	216,738

$434,738

(Continued)

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

NOTE 4 – CAPITAL LEASE

In August 2014, the Company entered into a software capital lease agreement which expires in August 2017. The gross amount of the asset acquired under capital lease was $181,391 and the accumulated amortization was $100,833 as of December 31, 2015.

Future minimum lease payments on capital lease are as follows:

2016	$61,910
2017	29,916

91,826
Amount representing interest	(12,670)

Present value of net minimum lease payments	79,156
Less: Current portion of capital lease	(56,412)

Noncurrent portion of capital lease	$22,744

NOTE 5 – LINE OF CREDIT AND NOTE PAYABLE

The Company has a $2,000,000 line of credit with Gladstone Capital, a related party, with a balance due of $1,328,000 at December 31, 2015. The line of credit matures on May 14, 2016. Principal is due in quarterly payments of 50% of excess cash flow, as defined in the credit agreement, with all outstanding principal due at maturity. Interest accrues on the outstanding principal balance at 8% and is due on demand. The line of credit is collateralized by substantially all assets and shares of stock of the Company.

The Company has term note A with Gladstone Capital, a related party, totaling $16,948,000 at December 31, 2015. Principal payments are due in annual payments of 50% of excess cash flow, as defined in the credit agreement, with all outstanding principal due on May 14, 2016. No excess cash flow payment was due for the year ended December 31, 2015. Interest accrues at 4.75% on $11,948,000 of the balance and 8% on the remaining $5,000,000. The note payable is collateralized by substantially all assets and shares of stock of the Company.

The Company has term note B with Gladstone Capital, a related party, totaling $10,700,000 at December 31, 2015. Principal is due in full on May 14, 2016. Interest accrues at 5.50% and is due on demand. The note payable is collateralized by substantially all assets and shares of stock of the Company.

The Company has a covenant to provide audited consolidated financial statements within 120 days of year end, without qualification. The Company was in compliance with this covenant at December 31, 2015.

Interest expense for the year ended December 31, 2015 was $1,704,605. Accrued interest at December 31, 2015 was $5,432,465 and is payable on demand. If no demand is made, then accrued interest will be paid at maturity.

(Continued)

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

NOTE 6 – EQUITY

The Company has available for issuance preferred and common stock as authorized in the Company’s amended and restated articles of incorporation. All of the Company’s stockholders hold the same voting rights based on the number of shares owned.

The preferred stock will earn cumulative preferred returns of 8% of each stockholder’s unreturned original cost plus any unpaid preferred returns. These cumulative preferred returns are in preference to common stockholders’ cumulative dividends. The preferred stock accrues dividends at an annual rate of 8% based on unreturned original costs, compounded annually. In the event of a liquidation, the holders of the preferred stock are entitled to receive, prior to and in preference to any distributions to the holders of common stock, an amount equal to the sum of the unreturned original cost plus the accrued and unpaid cumulative dividends.

NOTE 7 – EMPLOYEE BENEFIT PLAN

The Company maintains a contributory 401(k) plan for the benefit of employees meeting certain age and service requirements. Employees who elect to participate can make personal contributions to the plan based on certain percentages of salary earned within limitations prescribed by the Internal Revenue Code. Employer matching and profit-sharing contributions to the plan are discretionary and determined annually. The Company made no matching contributions to the plan during the year ended December 31, 2015.

NOTE 8 – OPERATING LEASE

The Company leases corporate office space in Chattanooga, Tennessee under an operating lease expiring in February 2018. The Company at times also leases other equipment as needed.

Total rent expense related to all operating leases was $262,107 for the year ended December 31, 2015.

Future minimum lease payments on operating leases are as follows:

2016	$258,120
2017	258,120
2018	43,020

$559,260

(Continued)

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

NOTE 9 – INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities consist of the following:

Allowance for doubtful accounts	$33,300
Accrued vacation and bonuses	85,000
Accrued interest	2,118,700
Sales tax reserve	210,900
Intangible assets	169,500
Charitable contributions carryforward	10,200
Federal net operating loss carryforward	9,112,000
State net operating loss carryforward	825,000
Deferred revenue	(43,500)
Depreciation	(44,800)

12,476,300
Valuation allowance	(12,476,300)

Net deferred tax asset	$—

As the Company has generated net losses since inception, there is uncertainty regarding the Company’s ability to realize deferred tax assets. Accordingly, a valuation allowance has been established relating to the Company’s net deferred tax assets. The valuation allowance was based upon management’s analysis of available information. The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax loss due to non-deductible expenses, over/under accruals from the prior year, the change in the valuation allowance, and other timing differences. The Company will begin to release the valuation allowance when it is more likely than not the deferred tax asset will be realized.

NOTE 10 – SUBSEQUENT EVENTS

Management has evaluated events and transactions subsequent to the balance sheet date through the date of the independent auditor’s report (the date the financial statements were available to be issued) for potential recognition or disclosure in the financial statements. Management has not identified any items requiring recognition or disclosure.

NOTE 11 – MANAGEMENT’S PLAN

Management recognizes the Company has experienced losses since inception and has negative working capital as of December 31, 2015. Management has taken several steps to help reverse the situation and improve financial operations moving forward.

(Continued)

SUNSHINE MEDIA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

NOTE 11 – MANAGEMENT’S PLAN (Continued)

First, the Company has undertaken several cost saving initiatives that have led to reduced overhead expenses by streamlining operations and updating software to both better serve clients and increase in-house efficiencies. Secondly, management is consistently taking their printing needs to market to ensure they are receiving the most reduced costs in their printing needs. Lastly, management has hired a seasoned sales force team that continues to bring in new clients and additional revenue.

The Company is dependent on financing, which is subject to certain covenants, to support is operations. The Company was in compliance with these covenants as of December 31, 2015. Gladstone Capital, a related party, has agreed to demand interest payments only to the extent the operating cash flows support the payment of interest.